UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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[ ]	Soliciting Material Pursuant to § 240.14a-12.
ARISTOTLE FUNDS SERIES TRUST

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 27, 2023

Pacific Funds Ultra Short Income Pacific Funds Floating Rate Income Pacific Funds High Income Pacific Funds Short Duration Income	Pacific Funds Core Income Pacific Funds ESG Core Bond Pacific Funds Strategic Income

Dear Shareholder,

The Pacific Funds Series Trust (“Pacific Funds”) funds Special Meeting of Shareholders is to be held on April 10, 2023.
There are less than two weeks before the Special Meeting. As of the date of this letter, we have not received your vote. Please join your fellow shareholders who voted by taking a few moments to sign, date and mail your proxy card in the enclosed pre-paid envelope or follow the instructions below to vote by internet or telephone.
We continue to receive strong support for the Agreement and Plan of Reorganization between Aristotle Funds Series Trust and the Pacific Funds. Please take advantage of your right to vote on this important proposal.
Please see voting options below:

Vote by Phone by calling 1-833-290-2607 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.

:	Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
*	Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

If you have any questions or need assistance in voting, please contact our proxy solicitor, Di Costa Partners ("DCP") at 1 (833) 290-2607. Please note that a DCP representative may call you to assist in voting.

Thank you,

/s/ Adrian S. Griggs
Adrian S. Griggs
President, Pacific Funds Series Trust